Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Centennial Bank Holdings, Inc. on Form S-8 of our report dated February 11, 2005 on the consolidated financial statements of First MainStreet Financial Ltd. and subsidiaries appearing in the Prospectus of Centennial Bank Holdings, Inc. on Form S-4 (No. 333-126643).

/s/    MCGLADREY & PULLEN

Des Moines, Iowa

August 10, 2005